UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2019 (August 26, 2019)

POLARITYTE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51128	06-1529524
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 Wright Brothers Drive

Salt Lake City, UT 84116

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (800) 560-3983

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, Par Value $0.001	PTE	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Board Changes

On August 12, 2019, PolarityTE, Inc. (the “Company”) received from Dr. Denver M. Lough (“Dr. Lough”) a written demand claiming that actions taken by the Board of Directors to place him on administrative leave, and deprive him of the authority to grant salary raises to Company employees, approve capital expenditures, engage outside consultants or advisors, and supervise the legal department constitute the assignment of duties that are substantially different from, or that result in a substantial diminution of the duties originally assigned to him as Chief Executive Officer, giving him grounds to terminate for “good reason” the Executive Employment Agreement between the Company and Dr. Lough dated November 10, 2017 (the “EEA”), and demanding the foregoing actions be rescinded within 30 days. On August 21, 2019, the Company and Dr. Lough reached a settlement resolving Dr. Lough’s demand and his status with the Company. The following are the principal terms of the agreement:

●	The EEA is terminated, except for specific sections that survive termination, including:

○	Section 12 pertaining to non-disclosure of confidential information;

○	Section 13 pertaining to non-competition and non-solicitation; and

○	Section 15(b) pertaining to indemnification for service to the Company.

●	The Company and Dr. Lough agreed to release all claims against one another, known or unknown as of August 21, 2019.

●	Dr. Lough agreed that until April 1, 2021, he will not vote his shares of Company stock against any proposal or matter submitted to the shareholders of the Company for approval that is recommended by a majority of the Board of Directors for approval, or vote his shares of Company stock for any proposal or matter submitted to the shareholders of the Company that a majority of the Board of Directors does not recommend for approval, subject to making .

●	Dr. Lough resigned all of his offices with the Company and from the Board of Directors, which was accepted by the Board of Directors effective on August 26, 2019. Steve Gorlin and David Seaburg resigned from their positions as Directors of the Company at the same time. Mr. Gorlin was serving on the Compensation Committee at the time of his resignation. Further, Dr. Jon Mogford will agree to resign as a director on or before July 31, 2020.

●	In the event the Company pursues a future financing through an investment banking firm, Dr. Lough agreed to sign any lock-up agreement requested by the investment banker that contains the same terms as a lock-up agreement signed by the Directors of the Company.

●	Dr. Lough will be paid $1,500,000 in cash on October 1, 2019 and paid an additional $1,500,000 payable in equal monthly installments beginning November 1, 2019 and ending April 1, 2021. In addition, the Company will award to Dr. Lough 200,000 restricted stock units that vest in 18 equal monthly installments beginning October 1, 2019.

●	Dr. Lough is entitled to receive a 5% participation payment on profits generated from commercial transactions (sales or licenses to third parties) associated with U.S. Patent Application No. 14/954,335 and PCT International Patent Application No. PCT/US2015/063114 on and following the final issuance by the USPTO of a United States Patent under U.S. Patent Application No. 14/954,335, all as determined pursuant to the terms and conditions in Section 6(B) of the EEA.

●	The Company and Dr. Lough are parties to a Registration Rights Agreement dated March 6, 2018, as amended March 14, 2019, that grants to Dr. Lough the right to demand registration of 7,050,000 shares of the Company’s common stock that he owns for resale. The Agreement reiterates that right. The Company is required to file a registration statement within 60 days following a request from Dr. Lough, and the Company received such a request on August 23, 2019.

Appointment of President

On August 26, 2019, after the resignations of Dr. Lough, Mr. Gorlin and Mr. Seaburg from the Board of Directors, the remaining directors appointed David Seaburg to the position of President of the Company. In that capacity he will continue to serve as a member of the Office of Chief Executive for the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLARITYTE, INC.

Dated: August 26, 2019	/s/ Paul Mann
Paul Mann
Chief Financial Officer